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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT dated as of January 1, 2000 (the "Effective Date") between True North Communications Inc., a Delaware corporation (the "Company" or "True North"), and J. Brendan Ryan (the "Executive").

                  WHEREAS, the Company is a global communications holding company with ownership interests in subsidiaries, affiliates and joint ventures that are engaged in the advertising agency business, the multimedia production business, the business of planning and buying of media time and space and related businesses (the Company and the subsidiaries, affiliates and joint ventures in which it from time to time has equity interests are hereinafter referred to collectively as the "True North Group");

                  WHEREAS, the Executive currently serves the Company as the Chief Executive Officer of FCB Worldwide L.L.C. ("FCB");

                  WHEREAS, the Executive and the Company have entered into an Employment Agreement dated December 31, 1996, as subsequently amended by a Letter Agreement dated July 30, 1997 (the "Prior Agreement"); and

                  WHEREAS, the Company and the Executive desire to enter into this Agreement to replace the Prior Agreement and to provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein. Unless noted otherwise, all references herein to the Company shall include FCB.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The initial term of employment of the Executive by the Company pursuant to this Agreement (the "Initial Term") shall commence on the Effective Date and, unless earlier terminated, shall end on the third annual anniversary of the Effective Date; provided that the term of this Agreement shall automatically be extended for three additional years as of the day immediately following the end of the Initial Term and as of the day immediately following the end of each subsequent three-year extended term hereof unless the Company or the Executive shall have terminated the automatic extension provisions of this sentence by giving written notice to the Executive or the Company, as the case may be, at least 60 days prior to the then applicable termination date. (The Initial Term and any extension of the term of this Agreement pursuant to this Section 1 are collectively referred to herein as the "Employment Period.")

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                  2.       POSITION AND DUTIES. The Company shall employ the
Executive during the Employment Period with the title of Chief Executive Officer of FCB (or such other title(s) as may be mutually agreed upon by the Executive and the Company). The Executive shall report directly to the True North Chief Executive Officer (the "True North CEO") and shall be nominated by True North management to serve on the Board of Directors of True North. The Executive's principal place of business during the Employment Period shall be in New York City. Subject to the powers, authority and responsibilities vested in the True North Board of Directors (the "Board"), in duly constituted committees of the Board and in the True North CEO, the Executive shall have the duties and responsibilities commensurate with his position and title as are reasonably assigned to him from time to time by the True North CEO or the Board. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities his duties hereunder, shall devote his full business time, attention and efforts to the affairs of the True North Group and shall use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities, provided that they do not interfere with the performance of the Executive's duties hereunder.

                  3.       COMPENSATION.

                  (a) ANNUAL BASE SALARY. The Company shall pay to the Executive an annual base salary at the rate of $900,000 per annum in accordance with the Company's regular payroll practices. The annual base salary shall be reviewed periodically (for increase only) in accordance with guidelines applicable to the Company's senior executives generally.

                  (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall be entitled to participate in the True North Executive Compensation Program on terms that are comparable to those applicable to the most senior executives of the Company and its subsidiaries, and as such Program may be amended from time to time.

                  (c) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans and programs and fringe benefits that are generally available to the most senior executives of the Company from time to time. All benefits referred to in this Section 3(c) are hereinafter referred to as the "Employee Benefits."

                  (d) DIRECTORS PART-TIME EMPLOYMENT AGREEMENT PROGRAM. The Executive shall be entitled to participate in the Directors Part-Time Employment Agreement Program (the "DPTEA Program") in accordance with the terms set forth in the annexed Exhibit A; provided that, to the extent the Executive is entitled to receive benefits under that Program (i.e., upon his resignation or upon a Qualifying Termination, as defined below), the amount of annual compensation paid to the Executive under that Program shall be no less than $475,000; and provided further that such annual compensation and other benefits shall be paid for five years even if the Executive's termination of employment occurs after he attains age 60.

                  (e) EXPENSE REIMBURSEMENT. During the Employment Period, the Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the Company's policies and procedures.

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                  4.       TERMINATION OF EMPLOYMENT PERIOD.

                  (a) QUALIFYING TERMINATION. For purposes of this Agreement, "Qualifying Termination" means the occurrence of any of the following events: (i) termination of the Executive's employment by the Company without Cause (as defined in subsection (b) below) during the Employment Period, (ii) expiration of this Agreement at the end of the Initial Term or at the end of any extension of the term hereof pursuant to a written notice given by the Company to the Executive in accordance with
Section 1 hereof, (iii) termination of the Executive's employment by the Company on account of the Executive having become unable (as determined by the Company in good faith) to perform regularly his duties hereunder by reason of illness or incapacity for a period of more than three consecutive months (termination for "Disability"), (iv) termination of the Executive's employment on account of the Executive's death, or (v) termination of the Executive's employment by the Executive due to and by providing written notice within 60 days of the occurrence, without the Executive's consent, of any of the following events: (1) any change or changes in the Executive's duties and responsibilities that, taken as a whole, result in a material diminution of the Executive's duties and responsibilities with the Company,
(2) a material adverse change in the Executive's title, offices or reporting lines within the Company, (3) a material breach of the Company's obligations set forth in this Agreement, including, without limitation, (A) a decrease in the Executive's base salary, (B) the failure of the Company to provide the Executive with participation in incentive compensation and other benefit programs that are generally made applicable to the most senior executives of the Company from time to time, (C) the failure of Company management for any reason whatsoever to continue to nominate the Executive for membership on the Board of Directors of the publicly-held company that ultimately controls FCB Worldwide L.L.C., or (D) any requirement of the Company that the location where the Executive is based be materially changed, or (4) the failure of the Company to obtain an assumption agreement from any successor as contemplated in Section 15.

For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken by the Company in good faith and which is remedied by the Company promptly shall not constitute a basis for a Qualifying Termination. As provided above, within 60 days of the occurrence of the event or events in question, the Executive shall notify the Company of his intention to terminate his employment pursuant to clause (v) above. If the Company intends to remedy its action(s), it shall provide written notice to the Executive within 20 days of receipt of the Executive's written notice, and the Company shall then have 45 additional days to remedy such action(s). The Executive may proceed with the Qualifying Termination pursuant to clause (v) above if the Company does not provide notice of intent to remedy within the initial 20-day period or if the Company does not adequately remedy its action(s) within the additional 45-day period. The foregoing shall be not be construed to limit the Company's rights to contest the basis for any Qualifying Termination under clause (v) above or to limit the Executive's rights to dispute whether a given action can be remedied or whether any actual remedy is sufficient.

                  (b)      DEFINITION OF CAUSE.

                  (i) The Company may terminate the Executive's employment immediately for "Cause" if, in the reasonable determination of the Board or the Compensation Committee of


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         the Board, as set forth in an action of the Board or such Committee setting forth in reasonable detail the reasons for such termination,
         (A) the Executive engages in conduct that violates in any material respect one or more significant material written policies of the Company after the Executive is notified by the Company that he is engaging in such conduct and that such conduct will be deemed to be Cause; (B) the Executive fails to perform the essential functions of his job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the True North CEO's or the Board's reasonable directions with respect to material duties after the Executive is notified by the True North CEO or the Board, as applicable, that he is failing to perform these essential functions or failing to carry out such reasonable directions and that such conduct will be deemed to be Cause; (C) the Executive engages in embezzlement or misappropriation of corporate funds or other acts of fraud, self-dealing or material dishonesty with respect to significant Company matters, or commits a felony or any significant violation of any statutory or common law duty of loyalty to the Company; or (D) the Executive breaches a material provision of this Agreement (including, but not limited to, the non-compete, non-solicitation, confidentiality, or non-disparagement provisions in Sections 7 and 8), after the Executive is notified by the Company that he has breached a material provision of this Agreement and that such breach will be deemed to be Cause. Prior to any termination of the Executive for Cause pursuant to clauses (A), (B) or (D) of this Section 4(b)(i), the Company shall give the Executive reasonable opportunity to remedy any condition, conduct, action or inaction of the Executive giving rise to the violation or breach of such clause if such violation or breach is remediable.

                  (ii) Notwithstanding the foregoing, solely for purposes of determining whether the Executive is entitled to receive benefits under the DPTEA Program, subparagraph (i) above is modified by replacing subparts (B), (C) and (D) with the following subparts (B) and (C): (B) the Executive engages in a material breach of his duties and responsibilities hereunder as now in effect or as may hereafter be agreed to with the Executive's written consent (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within 30 days (or sooner, as specified in such written notice, if the Company, in its good faith judgment, determines that the period must be shorter to avoid harm to the Company) after receipt of written notice from the Company specifying such breach; or (C) the Executive commits a felony involving moral turpitude.

                  5.       CONSEQUENCES OF TERMINATION OF EMPLOYMENT PERIOD.

                  (a) BENEFITS UPON TERMINATION. If the Employment Period terminates for any reason, the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following benefits:

                  (i) Within 30 days after the amount in question is reasonably determinable (A) base salary payable through the date of termination of employment, (B) unpaid annual incentive compensation for the calendar year immediately preceding the date of such

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         termination, and (C) reimbursement of proper expenses incurred through the date of such termination.

                  (ii) The vested and, unless such termination is for Cause as defined in Section 4(b)(i) above, unvested portion of the amounts in the Executive's deferred variable incentive compensation ("DVIC") account, such payments to be made in accordance with the terms of the Executive's DVIC agreement.

                  (iii)    Unless such termination is for Cause as defined in
         Section 4(b)(i) above, participation by the Executive and the Executive's qualified dependents through the Executive's attainment of age 65 in life insurance, medical and dental benefits, subject to modifications of general application to executives of the Company.

                  (iv)     Unless such termination is for Cause as defined in
         Section 4 (b)(i) above (as modified by Section 4(b)(ii) above), benefits payable under the terms of the DPTEA Program, subject to the modifications contained in Section 3(d) above, with all age and service requirements deemed to have been satisfied.

                  (v) Participation (by the Executive or the Executive's qualified dependents, as the case may be) in all other applicable benefit plans or programs in accordance with the provisions thereof applicable to terminated employees (or their qualified dependents, as the case may be).

                  (b) ADDITIONAL BENEFITS UPON QUALIFYING TERMINATION. If the Employment Period terminates upon the occurrence of a Qualifying Termination, the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following additional benefits:

                  (i) Within 30 days after the amount in question is reasonably determinable, annual incentive compensation for the calendar year in which such termination shall have occurred, prorated through the date of such termination based on actual results of operations for such full calendar year.

                  (ii) If the Qualifying Termination is for any reason other than death or Disability:

                  (A) all equity-based awards subject to vesting requirements (including stock options and restricted stock) then held by the Executive shall on the date of such termination be 100% vested; and

                  (B) for a period of three years commencing on the day immediately following the date of termination of the employment of the Executive, he shall be entitled to receive (1) an amount equal to the Executive's base salary, at the rate payable as of the date of such termination, payable in accordance with the Company's normal payroll policies and (2) within 30 days after the amount in question is reasonably determinable, annual incentive compensation at the

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                           higher of (x) the amount payable to the Executive for
                           the calendar year in which such termination shall have occurred or (y) the average of the amounts payable to the Executive for the three calendar years immediately preceding the year in which such termination shall have occurred (this three-year severance payment period, in which the Executive is receiving all the benefits provided in this Section
                           5, being hereinafter referred to as the "Severance Period").

                  (iii) Each stock option granted to the Executive by the Company then held by the Executive shall be exercisable (to the extent it is vested at the date of termination or to the extent it becomes vested in accordance with subparagraph (ii)(A) above) by the Executive or the Executive's executor, administrator or other legal representative, as the case may be, for up to three years after the date of termination, but in no case beyond a date 10 years following the date of grant of such option.

                  (iv) Immediately following the expiration of the Severance Period (or immediately following the Executive's termination of employment, in the case of Disability or death), the Executive, or his executor, administrator or other legal representative, as the case may be, shall be entitled to compensation and benefits payable under the DPTEA Program, with all age and service requirements deemed to have been satisfied and assuming 30 years of credited service.

                  (c) TERMINATION AFTER A CHANGE IN CONTROL. If the Executive incurs a Qualifying Termination within two years of the occurrence of a "Change in Control" under and as defined in the Company's Asset Protection Plan (or a similar replacement plan providing severance benefits to Company employees after a change in control), then, at the request of the Executive, the benefits payable to the Executive pursuant to Section 5(b)(ii)(B)(1) above upon such Qualifying Termination shall be paid to the Executive in one lump sum within 60 days of such Qualifying Termination, and the benefits payable to the Executive pursuant to Sections 5(b)(i) and 5(b)(ii)(B)(2) above upon such Qualifying Termination shall be paid to the Executive in one lump sum within 30 days after the amounts in question is reasonably determinable. At the request of the Executive, one or more of these payment(s) shall be reduced to the extent required to avoid the excise tax, if any, imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, but only if such reduction would result in a larger after-tax benefit to the Executive, after taking into account all applicable local, state, and federal income and excise taxes.

                  6. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive's Form W-4 on file with the Company and all applicable social security and Medicare taxes.

                  7.       NONCOMPETITION; NONSOLICITATION; CONFIDENTIALITY.

                  (a) COVENANT NOT TO COMPETE. The Executive acknowledges that in the course of employment with the Company pursuant to this Agreement, the Executive will become familiar

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with the Confidential Information (as defined below) of the Company and its subsidiaries, affiliates and clients, and that the Executive's services will be of special, unique and extraordinary value to the Company. Except with the prior written consent of the Board:

                  (i) during the Employment Period and any Severance Period the Executive shall not engage in any activities, whether as employer, proprietor, principal, partner, stockholder (other than the holder of 1% or less of the stock of a corporation the securities of which are traded on a securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (A) the businesses conducted at the date hereof by FCB Worldwide L.L.C. or any of its subsidiaries (the "FCB Group") or (B) any business in which the FCB Group is substantially engaged in or has taken significant steps (in which the Executive is involved) to become engaged in within the one-year period preceding the termination of Executive's employment with the Company; and

                  (ii) during the Employment Period, any Severance Period and, subject to the last paragraph of this Section 7(a)(ii), any period during which the Executive is receiving benefits under the DPTEA Program, but in no event for less than the Employment Period and 12 months thereafter and in no event for more than the Employment Period and five years thereafter, the Executive shall not, directly or indirectly, either on the Executive's behalf or on behalf of any other person, firm or corporation:

                  (A) solicit or call on any account that is a customer or client of the FCB Group at the time of the Executive's termination, or that was a customer, client or other business relationship of the FCB Group at any time within six months prior to the date of such termination; or

                  (B) induce or attempt to persuade any employee of the FCB Group (except for the Executive's administrative assistant) or any senior executive within the True North Group to terminate the individual's employment relationship with the FCB Group or the True North Group.

         Notwithstanding the foregoing, at any time after the 12-month anniversary of the end of the Employment Period the Executive may elect to forego all remaining benefits under the DPTEA Program, by delivering written notice to the Company to that effect. If the Executive so notifies the Company, then the Executive shall not be subject to the restrictions set forth in this Section 7(ii) for what would have been the duration of his receipt of benefits under the DPTEA. This shall not in any way limit the Executive's obligations under this Section 7(ii) for the full duration of the Employment Period and any Severance Period.

The Executive's obligations under this Section 7 are subject to the Company's obligation to pay all compensation and benefits to which the Executive is entitled under this Agreement.

                  (b) CONFIDENTIAL INFORMATION AND TRADE SECRETS. The Executive agrees that the Company has a protectable interest in Company bidding information, trade secrets, client information, computer programs, financial information and other confidential information

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(collectively, the "Confidential Information"). The Executive shall not, at any time during the Employment Period (except for the benefit of the Company within the scope of the Executive's duties) or thereafter, make use of any nor divulge any Confidential Information, except to the extent that such Confidential Information becomes publicly available (through sources other than the Executive), is published in a newspaper, magazine or other periodical available to the general public (other than as a result of disclosure by the Executive) or as the Company may so authorize in writing; and when the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all Confidential Information and records and other documents obtained by him or entrusted to the Executive during the course of the Executive's employment hereunder (together with all copies thereof) which pertain specifically to any of the businesses covered by the covenants in Section 7(a)(i) or which were paid for by the Company; provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes. The Executive also agrees that the Executive will not at any time (whether before or after the termination of the Executive's employment with the Company) disclose to anyone the terms of this Agreement, except to the Executive's counsel, accountants and members of the Executive's immediate family.

                  (c) SCOPE OF COVENANTS; REMEDIES. The following provisions shall apply to the covenants of the Executive contained in this
Section:

                  (i) the covenants set forth in Sections 7(a)(i) and 7(a)(ii) shall apply within all territories in which the FCB Group is actively engaged in the conduct of business during the Employment Period, including, without limitation, the territories in which customers are then being solicited;

                  (ii) the Executive expressly agrees and acknowledges that the covenants contained in Sections 7(a) and 7(b) are reasonable in all respects (including subject matter, time period and geography) and necessary because of the substantial and irreparable harm that would be caused to the Company by the Executive engaging in any of the prohibited activities contained in such Sections. The Executive expressly agrees and acknowledges that the covenants contained in this Agreement will not preclude the Executive from earning a livelihood, nor unreasonably limit the Executive's ability to earn a living, since the Executive has the ability and experience to engage in employment that will not breach or violate the covenants contained in this Agreement. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 7(a) and 7(b) any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

                  (iii) the covenants contained in Sections 7(a) and 7(b) shall survive the conclusion of the Executive's employment by the Company.

                  8. NONDISPARAGEMENT; COOPERATION. (a) The Executive shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the

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news media, to any True North Group competitor or client, or to any other individual or entity, if such statement would disparage any of the True North Group, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however, that the Executive shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of any of the True North Group by the Executive in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer, or (ii) private statements made to persons other than clients or competitors of any of the True North Group (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon any of the True North Group; and provided further that nothing contained in this Section 8(a) or in any other provision of this Agreement shall preclude the Executive from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.

                  (b) The Company shall not, at any time during the Executive's employment with the Company or thereafter, authorize any person to make, nor shall the Company condone the making of, any statement, publicly or privately, which would disparage the Executive; provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the True North Group or (ii) private statements made to persons other than clients or competitors of any of the True North Group (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Executive; and provided further that nothing contained in this Section 8(b) or in any other provision of this Agreement shall preclude any officer, director, employee, agent or other representative of any of the True North Group from making any statement in good faith which is required by any law, regulation or order of any court or regulatory commission, department or agency.

                  9. ENFORCEMENT. The parties hereto agree that the Company would be damaged irreparably in the event that any provision of Section 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Each of the parties agrees that he or it will submit himself or itself to the personal jurisdiction of the courts of the State of New York in any action by the other party to enforce an arbitration award against him or it or to obtain interim injunctive or other relief pending an arbitration decision.

                  10. SURVIVAL. Sections 7, 8, 9 and 11 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination or expiration of the Employment Period.

                  11. ARBITRATION. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or

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otherwise, shall be settled by arbitration administered by the American
Arbitration Association ("AAA") and, in accordance with its Commercial Rules then in effect (to the extent applicable), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, the Company may, at its option without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy for the purpose of seeking injunctive or other equitable relief to enforce Sections 7, 8 and 9 of this Agreement. In connection with any arbitration initiated pursuant to this Section 11, the Company shall pay the costs of the arbitrator, and the Company shall reimburse the Executive, within a reasonable period of time following demand therefor, for attorneys' fees and related expenses reasonably incurred by the Executive in connection with the arbitration proceeding, as well as for costs and expenses reasonably incurred by the Executive to enter or enforce the award rendered by the arbitrator. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

                  12. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (a) if to the Executive, to the most recent address then shown on the employment records of the Company, and if to the Company, to True North Communications Inc., 101 East Erie Street, Chicago, Illinois 60611-2897,
Attention: General Counsel, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  14. ENTIRE AGREEMENT. This Agreement, together with the DPTEA Program documentation and all stock option, restricted stock agreements and DVIC agreements between the Executive and the Company, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts the Prior Agreement, the Asset

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Protection Plan Agreement previously signed by the Company and the Executive, and any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement is not intended to supplant any accrued benefits or rights of the Executive under any applicable Company benefit plans or programs. Without derogating any rights provided herein and without affecting the interpretation of this Agreement, the Company confirms that the Executive's rights to accelerated vesting and extended exercisability of outstanding stock options upon a Qualifying Termination, pursuant to Sections 5(b)(ii)(A) and 5(b)(iii) hereof, are retained from the Prior Agreement and are intended to constitute a continuation of the Prior Agreement.

                  15. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. Any successor or permitted assign of the Company shall assume by instrument delivered to the Executive the liabilities of the Company hereunder. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation or transfer of all or substantially all of the capital stock or assets of the Company.

                  16. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

                  17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                  18. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, to be effective as of the date first above written.


                         TRUE NORTH COMMUNICATIONS INC.


                         By:     /s/ David A. Bell
                            ----------------------------------------------------
                                 David A. Bell,
                                 Chairman and Chief Executive Officer


                         By:     /s/ Marilyn R. Seymann
                            ----------------------------------------------------
                                 Marilyn R. Seymann,
                                 Chairman of the Compensation
                                 Committee of the Board of Directors


                         EXECUTIVE:


                                 /s/ J. Brendan Ryan
                         -------------------------------------------------------
                                  J. Brendan Ryan

                                    EXHIBIT A

                                     [LOGO]

                    DIRECTORS PART-TIME EMPLOYMENT AGREEMENT


         RESOLVED, that the Company's policy permitting directors to terminate their full-time employment at the traditional age of 60 with the Company's consent and to continue on a part-time basis until age 65 is hereby amended and restated as follows:

                  1. Each director of the Company who at age 55 has been a director of the Company and a full-time employee of the Company or any subsidiary for a period of at least five years immediately prior thereto shall have the right, upon termination of the director's full-time employment prior to age 65 by the Company or with its consent to receive an annual salary from the Company until the earlier to occur of attainment of age 65 or payment of the amount for five years. The amount to be paid shall be 45% of the director's average annual compensation reduced 1/30 for each year that the director's service is less than 30 years. Average annual compensation and service are defined as follows:

                           a. average annual compensation - one-fifth of the
                  director's compensation (including bonus) during the five consecutive calendar years within the last ten calendar years prior to termination in which the director's compensation was highest.

                           b. service - the total of the years as determined in
                  i and ii below.

                                    i. the total of all years of service with the Company or any subsidiary, plus

                                    ii. the total of years of service as a board member.

                  The Company will provide each director with an agreement and payments will commence at the time of termination of the director's full-time employment.

                  2. If the full-time employment of any employee who at age 55 has been a director of the Company and a full-time employee of the Company or any subsidiary for a period of at least five years shall terminate by reason of the director's death or disability after age 55, the Company shall pay to the director or to the director's beneficiary in the event of the director's death, until the earlier to occur of attainment of age 65 or payment of the amount for five years, an annual amount determined in the same manner as described in 1 above. For this purpose, "beneficiary" shall mean any person or persons designated by the director or former director by written notice to the Company, or in the absence of such designation, the executor or administrator of the director or former director.

                  3. If the full-time employment of a director shall terminate within two years after a change in control of the Company, the director shall be entitled to a payment until the earlier to occur of attainment of age 65 or payment of the amount for five years, with such payment determined in the same manner as described in 1 above, except that the requirement for the director to have attained age 55 and have been a full-time employee for five or more years shall be waived. A change in control shall mean (i) an acquisition (other than directly from the Company) of 15% or more of the beneficial interest in the voting stock of the Company by a party other than the Company or a Company sponsored benefit plan; or (ii) a change in the Board of Directors as a result of which the current directors (together with the successors they nominate or approve for nomination) cease to be a majority of the Board of Directors of the Company; or (iii) a merger, reorganization or consolidation whereby the existing shareholders of the Company do not own more than 66-2/3% of the then outstanding shares resulting from such merger, reorganization or consolidation.

                  4. A director eligible for salary as provided in 1 above at the time of termination will have the status of a part-time employee with continuation of life insurance, medical, dental, long-term disability, and business travel accident benefits.

                  5. A director eligible for salary as provided in 1 above will receive at the time of termination a $10,000 car allowance as an offset to the expense of purchasing the director's Company-leased car.

                  6. The policy set forth in these resolutions shall be subject to amendment or revocation at any time by the Board of Directors or its duly authorized committee, provided that, in consideration of the reliance of directors upon the Company's policy as heretofore in effect or as restated herein, no amendment or revocation after the date hereof shall adversely affect any director who at the time of such amendment or revocation shall have reached age 55 and have been a director of the Company and a full-time employee of the Company or any subsidiary for a period of at least five years.

         FURTHER RESOLVED, that the Secretary of the Company be and is hereby directed to furnish a certified copy of these resolutions to each present director of the Company who is a full-time employee of the Company or any subsidiary.





                                                 -------------------------------
                                                                    (Name)

                                                 -------------------------------
                                                                     Date